Exhibit 5.1

February 13, 2013

Magnum Hunter Resources Corporation

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

Ladies and Gentlemen:

Re:          Registration of Securities of Magnum Hunter Resources Corporation

At your request, I have examined the Registration Statement (as amended through pre-effective Amendment No. 1 thereto) (the “Registration Statement”) on Form S-3 (File No. 333-174879) of Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), that became effective on January 18, 2012, the related base prospectus, which forms a part of and is included in the Registration Statement, and the prospectus supplements filed with the Securities and Exchange Commission (the “Commission”) on January 18, 2012 and February 13, 2013, respectively (collectively, the “Prospectus”), pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering and sale under the Securities Act of up to 2,500,000 shares (such equity, the “Preferred Shares”) of the 8.0% Series D Cumulative Preferred Stock, par value $0.01 per share, of the Company.  The Preferred Shares will be issued and sold from time to time in at-the-market transactions pursuant to sales agreements, dated January 18, 2012 (the “Sales Agreements”) with MLV & Co. LLC and Wunderlich Securities, Inc., as the Company’s non-exclusive sales managers.

I am of the opinion that the Preferred Shares are duly authorized and, upon payment for and delivery of the Preferred Shares in accordance with the Sales Agreements, the Registration Statement, and the Prospectus, the Preferred Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about the date hereof and to the reference to me under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. By giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully,

/s/ Paul M. Johnston

Paul M. Johnston, Esq.